Exhibit 99.1

NanoViricides is Developing Drugs Against SARS-CoV-2 with an Integrated Approach to Combat COVID-19, as Reported at The LD 500 Virtual Conference

Shelton, CT / ACCESSWIRE / September 4, 2020/ -- NanoViricides, Inc. (NYSE American: NNVC) (the "Company") a global leader in the development of highly effective antiviral therapies based on a novel nanomedicines platform, today reported on the Presentation by Anil R. Diwan, Ph.D., its President and Executive Chairman, at the LD 500 investor conference yesterday, Thursday, September 3rd at 11:20 AM EDT.

Dr. Diwan presented the Company’s rapid progress in developing a drug to attack the SARS-CoV-2 virus that causes COVID-19 spectrum of diseases.

He summarized the Company’s progress since embarking into this endeavor with very limited resources since about January, 2020, and boot-strapping on its past work against coronaviruses. Dr. Diwan stated that the Company is close to declaring a clinical candidate for treating patients infected with SARS-CoV-2. The Company has previously reported that its development candidates have shown to be effective against multiple coronaviruses in the Company’s own BSL2 Virology Lab, and have also shown to be highly effective in an animal study to combat infection by a related coronavirus that uses the same ACE2 receptor as does SARS-CoV-2.

Dr. Diwan stated that this broad-spectrum effectiveness against coronaviruses provides scientific reasoning that even as a field coronavirus strain mutates, our drug candidates would continue to remain effective, unlike antibodies and vaccines.

In addition, our current development candidates against COVID-19 have also been shown to be extremely safe in animal studies. Their effectiveness in cell culture and animal models has led us to believe that they are worthy of human clinical development.

Subsequently, the Company has completed CMC (“Chemistry, Manufacture, and Controls”) studies that would be required for an IND (“Investigational New Drug) application to the U.S. FDA. The Company is also in the process of drafting sections of an IND for COVID-19 drug candidate. The Company is currently conducting studies to finalize its clinical candidate.

Dr. Diwan further stated the Company’s intent of developing an integrated approach to combat SARS-CoV-2 that could potentially result in a cure for the virus. The virus lifecycle is a convolution of two parts: (a) re-infection of a host cell by external virus (after primary infection from outside the host body), and (b) replication (i.e. production of new virus particles) in infected cells and egress of the newly produced virus particles to feed back into the (a) re-infection cycle, completing the loop.

Dr. Diwan explained that if both parts of the virus lifecycle are blocked, then a virus infection would be cured, except in the case of latent viruses.

A nanoviricide® is uniquely capable of accomplishing this task of integrated attack against both the re-infection and replication mechanisms, as the Company has previously stated. The nanoviricide is already designed to block the re-infection cycle part. In addition, it can carry in its “belly”, a payload that can block the replication cycle part.

NanoViricides has accelerated its anti-coronavirus program to develop a “second generation” nanoviricide against coronaviruses that is designed to block both re-infection and replication cycles, in addition to the current development of the “first generation” anti-coronavirus drug intended to block the re-infection cycle part. The Company accelerated these efforts due to both the severity of the pandemic, and the difficulty of curing the SARS-CoV-2 infection as exemplified by several recent unsuccessful or partially successful clinical studies.

In particular, the Company has successfully encapsulated remdesivir inside its current development drug candidates. The resulting drug, which is expected to be superior to remdesivir alone, as well as many other drugs, is already in pre-clinical testing, Dr. Diwan disclosed.

Remdesivir inhibits replication cycle by blocking the RNA polymerase activity essential for virus genome duplication. It is highly effective in cell culture studies against many viruses. However, its success in reducing viral load and pathology has been limited in human clinical studies. This is probably substantially due to the extensive metabolism that the drug is subjected to as soon as it enters the bloodstream.

Encapsulation into a nanoviricide is anticipated to protect remdesivir from this extensive metabolism and thus improve its clinical effect profile. Additionally, the nanoviricide itself is expected to block the re-infection cycle part of the virus lifecycle. Thus the Company believes that this novel integrated nanomedicine approach could produce a highly effective drug against coronaviruses, and against SARS-CoV-2 in particular, possibly on the way to a cure.

The Company develops its class of drugs, that we call nanoviricides®, using a platform technology. This approach enables rapid development of new drugs against a number of different viruses. A nanoviricide is a "biomimetic" - it is designed to "look like" the cell surface to the virus. The nanoviricide® technology enables direct attacks at multiple points on a virus particle. It is believed that such attacks would lead to the virus particle becoming ineffective at infecting cells. Antibodies in contrast attack a virus particle at only a maximum of two attachment points per antibody.

Because of the worldwide urgency of the pandemic caused by the SARS-CoV-2 virus, we have focused all our efforts recently on taking a drug against SARS-CoV-2 into human clinical trials for treatment of patients with COVID-19. An effective drug could potentially allow full-fledged opening of normal activities, including schools, businesses, and economies all over the world.

Soon after it files an IND for a COVID-19 drug candidate, the Company intends to re-engage its NV-HHV-101 shingles drug candidate clinical trials program towards IND filing. The Company has put the shingles program on hold due to perceived difficulties in conducting proposed shingles clinical trials during the COVID-19 pandemic. The Company is near finalizing the selection of clinical trial sites and finalizing clinical trial protocols for the shingles IND filing.

The NV-HHV-101 drug candidate is expected to open up a billion dollar market for the shingles treatment space, and also lead to further development of drugs against other herpesviruses such as HSV-1 that causes “cold sores” and HSV-2 that causes genital herpes. The multiple indications enabled by the HerpeCide™ program drug candidates may potentially address a several billion dollar marketspace.

For additional information about NanoViricides, please visit the company’s website at www.nanoviricides.com .

About NanoViricides
NanoViricides, Inc. (www.nanoviricides.com) is a development stage company that is creating special purpose nanomaterials for antiviral therapy. The Company's novel nanoviricide® class of drug candidates are designed to specifically attack enveloped virus particles and to dismantle them. Our lead drug candidate is NV-HHV-101 with its first indication as dermal topical cream for the treatment of shingles rash. The Company is in the process of completing an IND application to the US FDA for this drug candidate. The Company cannot project an exact date for filing an IND because of its dependence on a number of external collaborators and consultants, the effects of recent COVID-19 restrictions, and re-prioritization for COVID-19 drug development work.

The Company is also developing drugs against a number of viral diseases including oral and genital Herpes, viral diseases of the eye including EKC and herpes keratitis, H1N1 swine flu, H5N1 bird flu, seasonal Influenza, HIV, Hepatitis C, Rabies, Dengue fever, and Ebola virus, among others. NanoViricides’ platform technology and programs are based on the TheraCour® nanomedicine technology of TheraCour, which TheraCour licenses from AllExcel. NanoViricides holds a worldwide exclusive perpetual license to this technology for several drugs with specific targeting mechanisms in perpetuity for the treatment of the following human viral diseases: Human Immunodeficiency Virus (HIV/AIDS), Hepatitis B Virus (HBV), Hepatitis C Virus (HCV), Rabies, Herpes Simplex Virus (HSV-1 and HSV-2), Varicella-Zoster Virus (VZV), Influenza and Asian Bird Flu Virus, Dengue viruses, Japanese Encephalitis virus, West Nile Virus and Ebola/Marburg viruses. The Company has executed a Memorandum of Understanding with TheraCour that provides a limited license for research and development for drugs against human coronaviruses. The Company intends to obtain a full license and has begun the process for the same. The Company’s technology is based on broad, exclusive, sub-licensable, field licenses to drugs developed in these areas from TheraCour Pharma, Inc. The Company’s business model is based on licensing technology from TheraCour Pharma Inc. for specific application verticals of specific viruses, as established at its foundation in 2005.

This press release contains forward-looking statements that reflect the Company's current expectation regarding future events. Actual events could differ materially and substantially from those projected herein and depend on a number of factors. Certain statements in this release, and other written or oral statements made by NanoViricides, Inc. are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You should not place undue reliance on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond the Company's control and which could, and likely will, materially affect actual results, levels of activity, performance or achievements. The Company assumes no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. Important factors that could cause actual results to differ materially from the company's expectations include, but are not limited to, those factors that are disclosed under the heading "Risk Factors" and elsewhere in documents filed by the company from time to time with the United States Securities and Exchange Commission and other regulatory authorities.  Although it is not possible to predict or identify all such factors, they may include the following: demonstration and proof of principle in preclinical trials that a nanoviricide is safe and effective; successful development of our product candidates; our ability to seek and obtain regulatory approvals, including with respect to the indications we are seeking; the successful commercialization of our product candidates; and market acceptance of our products. FDA refers to US Food and Drug Administration. IND application refers to “Investigational New Drug” application. CMC refers to “Chemistry, Manufacture, and Controls”.

Contact:
NanoViricides, Inc.
info@nanoviricides.com

Public Relations Contact:
MJ Clyburn
TraDigital IR
clyburn@tradigitalir.com

Source: NanoViricides, Inc.